                                                                               .
                                                                               .
                                                                               .
                                                                      Exhibit 13


RESORTQUEST INTERNATIONAL,INC.
CONSOLIDATED BALANCE SHEETS

                                                          As of December 31,
(in thousands, except share amounts)                     2001          2002
                                                     --------      --------
ASSETS
Current assets
  Cash and cash equivalents                          $    213      $    859
  Cash held in escrow                                  22,648        15,468
  Trade and other receivables, net                     10,541         5,841
  Deferred income taxes                                 1,430           724
  Other current assets                                  6,063         4,807
                                                     --------      --------
    Total current assets                               40,895        27,699
                                                     --------      --------
Goodwill, net                                         216,534       205,830
Property, equipment and software, net                  39,509        34,100
Other assets                                            7,336         5,924
                                                     --------      --------
    Total assets                                     $304,274      $273,553
                                                     ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt               $    322      $     94
  Deferred revenue and property owner payables         52,457        47,402
  Accounts payable and accrued liabilities             14,298        14,628
  Other current liabilities                             3,069         2,024
                                                     --------      --------
    Total current liabilities                          70,146        64,148
                                                     --------      --------
Long-term debt, net of current maturities              78,644        75,045
Deferred income taxes                                   9,459         2,869
Other long-term obligations                             6,111         5,007
                                                     --------      --------
    Total liabilities                                 164,360       147,069
                                                     --------      --------

Commitments and contingencies

Stockholders' equity
  Common stock, $0.01 par value, 50,000,000
    shares authorized, 19,243,249 and 19,251,749
    shares outstanding, respectively                      192           193
  Additional paid-in capital                          153,884       153,933
  Accumulated other comprehensive loss                    (64)          (60)
  Excess distributions                                (29,500)      (29,500)
  Retained earnings                                    15,402         1,918
                                                     --------      --------
    Total stockholders' equity                        139,914       126,484
                                                     --------      --------
      Total liabilities and stockholders' equity     $304,274      $273,553
                                                     ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                      Exhibit 13


RESORTQUEST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Years Ended December 31,
(in thousands, except per share amounts)                         2000           2001           2002
                                                             --------       --------       --------
Revenues
  Property management fees                                   $ 78,543       $ 88,732       $ 83,668
  Service fees                                                 47,080         47,889         44,685
  Real estate and other                                        26,391         24,335         25,384
                                                             --------       --------       --------
                                                              152,014        160,956        153,737
  Other revenue from managed entities                          31,247         31,999         36,504
                                                             --------       --------       --------
    Total revenues                                            183,261        192,955        190,241
                                                             --------       --------       --------

Operating expenses
  Direct operating                                             80,314         83,838         83,607
  General and administrative                                   40,940         57,663         66,484
  Depreciation                                                  3,549          5,209          6,465
  Goodwill amortization                                         4,934          5,670             --
                                                             --------       --------       --------
                                                              129,737        152,380        156,556
  Other expenses from managed entities                         31,247         31,999         36,504
                                                             --------       --------       --------
    Total expenses                                            160,984        184,379        193,060
                                                             --------       --------       --------

Operating income (loss)                                        22,277          8,576         (2,819)
Interest and other expense, net                                 4,814          4,647          6,233
                                                             --------       --------       --------
Income (loss) before income taxes                              17,463          3,929         (9,052)
Provision for income taxes                                      7,857          2,328         (1,848)
                                                             --------       --------       --------
Income (loss) before the cumulative effect
  of a change in accounting principle                           9,606          1,601         (7,204)

Cumulative effect of a change in accounting principle,
  net of a $1.9 million income tax benefit                         --             --         (6,280)
                                                             --------       --------       --------

Net income (loss)                                            $  9,606       $  1,601       $(13,484)
                                                             ========       ========       ========

Earnings (loss) per share
 Basic
   Before a cumulative effect of a
     change in accounting principle                          $   0.51       $   0.08       $  (0.37)
   Cumulative effect of a change in accounting principle           --             --          (0.33)
                                                             --------       --------       --------
   Net income (loss)                                         $   0.51       $   0.08       $  (0.70)
                                                             ========       ========       ========

 Diluted
   Before a cumulative effect of a
     change in accounting principle                          $   0.51       $   0.08       $  (0.37)
   Cumulative effect of a change in accounting principle           --             --          (0.33)
                                                             --------       --------       --------
   Net income (loss)                                         $   0.51       $   0.08       $  (0.70)
                                                             ========       ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

                                                                      Exhibit 13


RESORTQUEST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                                                                   Accumulated
                                                                 Additional              Other
                                               Common   Stock       Paid-in      Comprehensive          Excess        Retained
(in thousands, except share amounts)           Shares  Amount       Capital              (Loss)  Distributions        Earnings
                                           ----------  ------    ----------      -------------   -------------    ------------
Balance, January 1, 2000                   18,715,447    $187      $150,974               $(33)       $(29,500)       $  4,195
  Net income                                       --      --            --                 --                           9,606
  Foreign currency translation loss                --      --            --                (16)             --
  Stock issued in connection with
    acquisitions                              272,799       3           986                 --              --              --
                                           ----------    ----      --------               ----        --------        --------
  2000 Comprehensive Income

Balance, December 31, 2000                 18,988,246     190       151,960                (49)        (29,500)         13,801

Net income                                         --      --            --                 --              --           1,601
  Foreign currency translation loss                --      --            --                (15)             --              --
  Stock issued in connection with:
    Acquisitions                              225,527       2         1,666                 --              --              --
    Exercise of employee stock options         29,476      --           258                 --              --              --
                                           ----------    ----       -------               ----        --------        --------
  2001 Comprehensive Income

Balance, December 31, 2001                 19,243,249     192       153,884                (64)        (29,500)         15,402
  Net loss                                         --      --            --                 --              --         (13,484)
  Foreign currency translation gain                --      --            --                  4              --              --
  Stock Issued in connection with the
   exercise of employee stock options           8,500       1            49                 --              --              --
                                           ----------    ----      --------               ----        --------        --------
  2002 Comprehensive Loss

Balance, December 31, 2002                 19,251,749    $193      $153,933               $(60)       $(29,500)       $  1,918
                                           ==========    ====      ========               ====        ========        ========



                                                          Comprehensive
(in thousands, except share amounts)            Total      Income (Loss)
                                             --------     -------------
Balance, January 1, 2000                     $125,823
  Net income                                    9,606          $  9,606
  Foreign currency translation loss               (16)              (16)
  Stock issued in connection with
    acquisitions                                  989                --
                                             --------          --------
  2000 Comprehensive Income                                    $  9,590
                                                               ========
Balance, December 31, 2000                    136,402

Net income                                      1,601          $  1,601
  Foreign currency translation loss               (15)              (15)
  Stock issued in connection with:
    Acquisitions                                1,668                --
    Exercise of employee stock options            258                --
                                             --------          --------
  2001 Comprehensive Income                                    $  1,586
                                                               ========
Balance, December 31, 2001                    139,914
  Net loss                                    (13,484)         $(13,484)
  Foreign currency translation gain                 4                 4
  Stock Issued in connection with the
   exercise of employee stock options              50                --
                                             --------          --------
  2002 Comprehensive Loss                                      $(13,480)
                                                               ========
Balance, December 31, 2002                   $126,484
                                             ========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                      Exhibit 13


RESORTQUEST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Years Ended December 31,
(in thousands)                                                             2000        2001        2002
                                                                       --------    --------     --------
Cash flows from operating activities
  Net income (loss)                                                    $  9,606     $  1,601   $(13,484)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
      Non-cash unusual items and other charges                               --        3,111     16,987
      Depreciation and goodwill amortization                              8,483       10,879      6,465
      Changes in operating assets and liabilities:
        Cash held in escrow                                               8,690        6,342      7,180
        Trade and other receivables, net                                 (1,507)         791      4,700
        Deferred revenue and property owner payables                      4,451      (12,754)    (5,055)
        Accounts payable and accrued liabilities                            407         (819)       105
        Deferred income taxes                                             3,756        5,049     (4,033)
        Other, net                                                       (3,310)      (3,936)     1,818
                                                                       --------     --------   --------
          Net cash provided by operating activities                      30,576       10,264     14,683
                                                                       --------     --------   --------
  Cash flows from investing activities
    Cash portion of acquisitions, net                                    (8,290)     (25,585)    (2,962)
    Purchases of property, equipment and software                       (11,057)     (16,218)    (7,298)
                                                                       --------     --------   --------
          Net cash used in investing activities                         (19,347)     (41,803)   (10,260)
                                                                       --------     --------   --------
  Cash flows from financing activities
    Credit Facility borrowings                                           40,000       87,400    103,200
    Credit Facility repayments                                          (52,000)     (58,800)  (106,750)
    Payment of capital lease and other debt obligations                    (333)      (1,389)      (277)
    Exercise of employee stock options                                       --          258         50
    Repayments from issuance of secured mortgage notes                   (5,734)          --         --
                                                                       --------     --------   --------
          Net cash provided by (used in) financing activities           (18,067)      27,469     (3,777)
                                                                       --------     --------   --------
Net change in cash and cash equivalents                                  (6,838)      (4,070)       646
Cash and cash equivalents, beginning of period                           11,121        4,283        213
                                                                       --------     --------   --------
Cash and cash equivalents, end of period                               $  4,283     $    213   $    859
                                                                       ========     ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                      Exhibit 13


RESORTQUEST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002

     In these footnotes, the words "Company," "ResortQuest," "we," "our" and "us" refer to ResortQuest International, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

NOTE 1 - BASIS OF PRESENTATION

Organization and Principles of Consolidation

     ResortQuest is one of the world's leading vacation rental property management companies with over 20,000 units under management. We are the first company offering vacation condominium and home rentals, sales and management under an international brand name in over 50 premier destination resorts located in the continental United States, Hawaii and Canada. Our consolidated financial statements include the accounts of ResortQuest and its wholly-owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Acquisitions

     During 2000, we completed three acquisitions for a total cost of $9.2 million, including earn-up payments related to certain 1999 acquisitions, with 10.7% of the net consideration paid in the form of common stock with an aggregate value of $989,000, net of retired escrow shares, and the remaining $8.3 million of consideration paid in cash, net of unrestricted cash acquired. During 2001, we completed eight acquisitions for a total cost of $27.2 million, including earn-up payments related to previous acquisitions, with 6.1% of the net consideration paid in the form of common stock with an aggregate value of $1.7 million, and the remaining $25.5 million of consideration paid in cash, net of unrestricted cash acquired. During 2002, we made net cash payments approximating $3.0 million for earn-up payments related to certain 2001 acquisitions and other purchase accounting adjustments related to these acquisitions. All acquisitions were accounted for under the purchase method of accounting. The following proforma results assume the 2001 acquisitions had occurred on January 1, 2000:

                                                    Years End December 31,
(in thousands, unaudited)                               2000         2001
                                                   ---------     --------
Revenues
  ResortQuest                                      $ 183,261    $ 192,955
  Acquisitions                                        17,435          796
                                                   ---------    ---------
  Proforma Revenues                                $ 200,696    $ 193,751
                                                   =========    =========
Net income
  ResortQuest                                      $   9,606    $   1,601
  Acquisitions                                           395         (173)
                                                   ---------    ---------
  Proforma Combined Net income                     $  10,001    $   1,428
                                                   =========    =========
Basic and Diluted EPS
  ResortQuest                                      $    0.51    $    0.08
  Acquisitions                                          0.02        (0.01)
                                                   ---------    ---------
  Proforma Basic and Diluted EPS                   $    0.53    $    0.07
                                                   =========    =========

     These unaudited proforma results are presented for comparative purposes only. The proforma results are not necessarily indicative of what our actual results would have been had the acquisitions been completed at the beginning of these periods, or of future results.

                                                                      Exhibit 13


Acquisition and Financing Costs

     Costs incurred in the course of our evaluation of acquisition candidates and the ultimate consummation of acquisitions consist primarily of attorneys' fees, accounting fees and other costs incurred by us in identifying and closing transactions. These costs incurred are deferred on the balance sheet until the related transaction is either consummated or terminated. There were no deferred acquisition costs at December 31, 2001 and 2002. All acquisitions since January 1,2000 have been accounted for under the purchase method of accounting, which requires that all transaction costs and the excess of the purchase price over the fair value of identified net assets acquired be reflected as goodwill. Prior to 2002, goodwill was amortized over a life up to 40 years and was calculated based on a preliminary estimate that is adjusted to its final balance within one year of the close of the acquisition (see Note 2). Additionally, certain of our acquisitions have "earn-up" provisions that require additional consideration to be paid if certain operating results are achieved over periods of up to three years. This additional consideration is recorded as goodwill when the amount is fixed and determinable.

     Similar treatment is followed in recording costs incurred by us in the course of generating additional debt or equity financing. Deferred financing costs approximated $1.6 million and $862,000, respectively, at December 31, 2001 and 2002 and are amortized as interest expense over the remaining term of the financing.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     Property Management Fees

     We receive property management fees when the properties are rented, which are generally a percentage of the rental price of the vacation property. Management fees range from approximately 3% to over 40% of gross lodging revenues collected based upon the type of services provided by us to the property owner and the type of rental units managed. Revenues are recognized ratably over the rental period based on our proportionate share of the total rental price of the vacation condominium or home. We require certain minimum deposits when reservations are booked. These deposits are recorded as a component of deferred revenue and property owner payables. Revenues from cancellations are recorded at the time of cancellation.

     Service Fees

     We internally provide or arrange through third parties certain services for property owners or guests. Service fees include reservations, housekeeping, long-distance telephone, ski rentals, lift tickets, beach equipment and pool cleaning. Internally provided services are recognized as service fee revenue when the service is provided. Services provided by third parties are generally billed directly to property owners and are not included in the accompanying consolidated financial statements.

     Real Estate and Other

     We recognize other revenues primarily related to real estate broker commissions, food & beverage sales and software and maintenance sales. We have real estate broker sales operations in 31 resort locations. We recognize revenues on real estate sales when the transactions are complete, and such revenue is recorded net of the related agent commissions. We also manage food & beverage operations in connection with the management of larger condominium complexes, primarily in Hawaii and Florida. We recognize food and beverage revenue at the time of sale. ResortQuest Technologies sells a fully integrated software package, First Resort Software, specifically designed for the vacation property management business, along with ongoing service contracts. Software and maintenance revenues are recognized when the systems are installed and ratably over the service period, respectively.

                                                                      Exhibit 13


Real estate and other revenues were as follows:

                                                      Years Ended December 31,
(in thousands)                                     2000       2001       2002
                                                -------    -------    -------
Real estate brokerage commissions, net          $17,188    $15,260    $16,926
Food & beverage                                   4,575      4,176      4,390
Software sales and service                        3,330      2,982      2,564
Other                                             1,298      1,917      1,504
                                                -------    -------    -------
                                                $26,391    $24,335    $25,384
                                                =======    =======    =======

Direct Operating Expenses

     Direct operating expenses include expenses related to housekeeping, maintenance, reservations, marketing and advertising, and other costs associated with rental and management. Direct operating expenses also include the cost of sales and operating expenses for food & beverage and software sales and service as follows:

                                                    Years Ended December 31,
(in thousands)                                  2000       2001        2002
                                             -------    -------     -------
Rental and management related                $73,989    $78,258     $77,547
Food & beverage                                4,465      3,578       4,099
Software sales and service                     1,860      2,002       1,961
                                             -------    -------     -------
                                             $80,314    $83,838     $83,607
                                             =======    =======     =======

Advertising and Marketing

     In accordance with the AICPA's Statement of Position ("SOP") No. 93-7 "Reporting on Advertising Costs," the Company expenses advertising and marketing costs as incurred or as the advertising takes place. Internet portal agreements are treated as advertising and are expensed ratably over the lesser of the contract period or the benefit period. Excluding payroll related items, the Company expensed $12.8 million in advertising and marketing costs during 2002.

Comprehensive Income

     The Company follows the Financial Accounting Standards Board's ("FASB") Statement No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Other comprehensive income consists of foreign currency translation gains and losses and is presented in the consolidated statements of stockholders' equity and comprehensive income (loss).

                                                                      Exhibit 13


Stock-Based Compensation

     ResortQuest applies the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options granted under the Incentive Plan. No compensation cost has been recognized in the consolidated Statements of Operations for issued options. In accordance with Statement No. 123, "Accounting for Stock-Based Compensation," ResortQuest has estimated the fair value of each option grant using the Black-Scholes Option-Pricing Model. Had compensation cost for awards under the Incentive Plan been determined based on the fair value at the grant dates, ResortQuest's net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table:

                                                                      Years Ended December 31,
(in thousands, except per share amounts)                         2000        2001        2002
                                                               ------     -------     -------
Net income (loss)
  As reported                                                  $9,606      $1,601    $(13,484)
  Less: Pro forma stock-based employee compensation expense     1,012         398         752
                                                               ------      ------    --------
  Pro forma                                                    $8,594      $1,203    $(14,236)
                                                               ======      ======    ========

Basic earnings (loss) per share
  As reported                                                  $ 0.51      $ 0.08    $  (0.70)
  Less:  Pro forma stock-based employee compensation expense     0.06        0.02        0.04
                                                               ------      ------    --------
  Pro forma                                                    $ 0.45      $ 0.06    $  (0.74)
                                                               ======      ======    ========


Diluted earnings (loss) per share
  As reported                                                  $ 0.51      $ 0.08    $  (0.70)
  Less:  Pro forma stock-based employee compensation expense     0.06        0.02        0.04
                                                               ------      ------    --------
  Pro forma                                                    $ 0.45      $ 0.06    $  (0.74)
                                                               ======      ======    ========

      See Note 10 for further information regarding stock options.

Cash and Cash Equivalents

     For the purposes of the consolidated balance sheets and statements of cash flows, we consider all investments with original maturities of three months or less to be cash equivalents.

Cash Held in Escrow

     Cash held in escrow primarily represents guest advance deposits held in escrow for lodging reservations and deposits on real estate transactions. Upon the occurrence of the guest's stay, the lodging reservation deposits are withdrawn from escrow as we recognize our revenue, ratably over the guest's stay, with the remaining amounts being disbursed to the homeowners of our managed properties. Upon the legal closing of a real estate transaction that we broker, real estate deposits are withdrawn from escrow as we recognize our commission revenue, net of any agent commissions.

Inventories

     Inventories consist primarily of linens and food & beverage items that are recorded at the lower of cost or market as a component of Other current assets.

Property, Equipment and Software

     Property, equipment and software are stated at cost or, in the case of equipment acquired under capital leases, the present value of future lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the lease terms.

                                                                      Exhibit 13


     We account for the costs of computer software developed or obtained for internal use in accordance with SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP No. 98-1, during 2000, 2001 and 2002, we capitalized $3.0 million, $6.4 million and $1.8 million, respectively, of software development costs, primarily related to outside professional fees and internal payroll and related benefits. At December 31, 2001 and 2002, Property, equipment and software in the accompanying consolidated balance sheets includes $9.0 million and $8.9 million, respectively, in capitalized software developed or obtained for internal use, net of amortization.

     We account for the costs of computer software developed or obtained for internal use that is also sold or otherwise marketed in accordance with FASB Statement No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." In accordance with Statement No. 86, during 2000, 2001 and 2002, we capitalized $4.6 million, $6.6 million and $1.7 million, respectively, of software development costs, primarily related to outside professional fees and internal payroll and related benefits. At December 31, 2001 and 2002, Property, equipment and software in the accompanying consolidated balance sheets included $9.7 million and $4.6 million, respectively, in capitalized software developed or obtained for internal use that is also sold or otherwise marketed, net of amortization.

     These costs are being amortized on a straight-line basis over the estimated useful lives of the related projects ranging from three to ten years. In accordance with Statement No. 86, we periodically, or upon the occurrence of certain events, review these capitalized software cost balances for impairment. During 2001 and 2002, general and administrative expenses include a $1.5 million and a $6.4 million, respectively, write-down of capitalized software development costs, net of accumulated amortization, related to versions of First Resort Software that were developed for internal use and marketed to be sold (see Note
4).

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property, equipment and software, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated Statements of Operations.

Goodwill

     Goodwill is the excess of the purchase price over fair value of identified net assets acquired in business combinations accounted for under the purchase method of accounting. Through 2001, goodwill was amortized on a straight-line basis over 40 years, other than that associated with the acquisition of First Resort Software, Inc., which was amortized over 15 years, representing the approximate remaining useful life of acquired assets. On January 1, 2002, goodwill amortization ceased upon the adoption of a new accounting pronouncement related to goodwill and intangible assets. Goodwill balances are reviewed for impairment at least annually, as well as when circumstances indicate that the carrying amount may not be recoverable (see "New Account Pronouncements"). We recorded goodwill amortization of $4.9 million and $5.7 million in 2000 and 2001, respectively.

     The following table summarizes the changes in the carrying amount of goodwill broken out by segment (see Note 13 for further discussion on segments):

                                                        2001                              2002
                                          -------------------------------   -------------------------------
                                            Property                          Property
(in thousands):                           Management     Other      Total   Management     Other      Total
                                          ----------    ------    -------   ----------    ------    -------
Balance as of January 1,                    $157,004   $28,729   $185,733     $188,821   $27,713   $216,534
Cash portion of acquisitions and
     earn-up related payments                 25,585        --     25,585        1,667        --      1,667
Stock portion of earn-up payments              1,668        --      1,668           --        --         --
Non-cash acquisition adjustments               9,218        --      9,218           --        --         --
Statement No. 142 transition impairment           --        --         --       (8,131)       --     (8,131)
Other Statement No. 142 impairment                --        --         --           --    (4,240)    (4,240)
Amortization                                  (4,654)   (1,016)    (5,670)          --        --         --
                                            --------   -------   --------     --------   -------   --------
Balance as of December 31,                  $188,821   $27,713   $216,534     $182,357   $23,473   $205,830
                                            ========   =======   ========     ========   =======   ========

                                                                      Exhibit 13


Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated future cash flows generated by their use. Assets held for sale are recorded at fair market value, determined principally using discounted future cash flows.

Excess Distributions

     In conjunction with the 1998 roll-up initial public offering of ResortQuest International, Inc., the cash purchase price paid to the largest founding company designated as the accounting acquiror was recorded as a distribution to owner and recorded in the consolidated balance sheet as an excess distribution.

New Accounting Pronouncements

     During the quarter ended March 31, 2002, we changed our method of accounting for reimbursable costs to conform to the FASB's Emerging Issues Task Force Consensus No. 01-14, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), effective for us on January 1, 2002. As a result, reimbursements received are recorded as revenue and the costs incurred on behalf of managed associations and properties are recorded as expenses. These costs, which relate primarily to payroll costs at managed properties and associations where we are the employer, are reflected in other revenue and expenses from managed entities in the consolidated statements of operations. Revenues and expenses for the prior periods have been reclassified to conform with the current year presentation. As the reimbursements are made based upon the costs incurred with no added margin resulting in the expenses and related revenues being identical, the adoption of EITF No. 01-14 did not have any effect on our operating income, total or per share net income, cash flows or financial position.

     In June 2001, the FASB issued Statement No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 eliminated the pooling-of-interests method of accounting for business combinations and requires all transactions initiated after June 30, 2001, to be accounted for using the purchase method. Under Statement No. 142, goodwill related to our future acquisitions is not subject to amortization, and goodwill related to our historical acquisitions is no longer amortized as of January 1, 2002. The following table presents adjusted net income and earnings per share excluding goodwill amortization for the periods ended December 31:

                                                                        2000           2001           2002
                                                                  ----------     ----------     ----------
Reported income (loss) before cumulative effect of a change
  in accounting principle                                         $    9,606     $    1,601     $   (7,204)
Add back goodwill amortization                                         4,934          5,670             --
                                                                  ----------     ----------     ----------
Adjusted income (loss) before cumulative effect of a change
  in accounting principle                                             15,540          7,271         (7,204)
Cumulative effect of a change in accounting principle                     --             --         (6,280)
                                                                  ----------     ----------     ----------
Adjusted net income (loss)                                        $   15,540     $    7,271     $  (13,484)
                                                                  ==========     ==========     ==========
Earnings per share
Basic
 Before cumulative effect of a change in accounting principle     $     0.51     $     0.08     $    (0.37)
 Add back goodwill amortization                                         0.26           0.30             --
                                                                  ----------     ----------     ----------
 Adjusted income(loss) before cumulative effect of a change
  in accounting principle                                               0.77           0.38          (0.37)
 Cumulative effect of a change in accounting principle                    --             --          (0.33)
                                                                  ----------     ----------     ----------
 Adjusted net income (loss)                                       $     0.77     $     0.38     $    (0.70)
                                                                  ==========     ==========     ==========
Diluted
 Before cumulative effect of a change in accounting principle     $     0.51     $     0.08     $    (0.37)
 Add back goodwill amortization                                         0.26           0.29             --
                                                                  ----------     ----------     ----------
 Adjusted income (loss) before cumulative effect of a change
  in accounting principle                                               0.77           0.37          (0.37)
 Cumulative effect of a change in accounting principle                    --             --          (0.33)
                                                                  ----------     ----------     ----------
 Adjusted net income (loss)                                       $     0.77     $     0.37     $    (0.70)
                                                                  ==========     ==========     ==========

     Goodwill is subject to reviews for impairment at least annually and upon the occurrence of certain events, and if impaired, a write-down will be recorded. Upon our adoption of Statement No. 142, our software operations and each of our geographical resort regions with assigned goodwill were each valued as a reporting unit. If the fair value of the reporting unit exceeds the book value, including assigned goodwill, no further testing is required. However, if the book value, including goodwill, is less than the fair value of the reporting unit, the assets and liabilities of the reporting unit and the fair value of the assets is the implied fair value of goodwill. To the extent that the implied fair value of goodwill was

                                                                      Exhibit 13


less than the book value of goodwill, an impairment charge was recognized as a cumulative effect of a change in accounting principle. Based on this test, we recorded a non-cash $8.1 million write-down of our goodwill in the first quarter of 2001 related to our Desert resort operations, partially off-set by a $1.9 million income tax benefit. The Desert resort operations are expected to continue to experience declining cash flows as a result of the economics of the Desert markets. During December 2002, management made changes to its software operations strategy that included a redefinition of its target market for First Resort Software. Prior to this strategy shift, the latest version of First Resort Software was being designed to meet the needs of essentially all companies in our industry. The new strategy is to focus on the needs of small to medium-sized property management companies, which make up the majority of the industry. This change necessitated a $4.2 million write-down of the goodwill related to the software operations and a $6.4 million write-down of certain capitalized software development costs. As these write-downs were recorded after the initial adoption of this standard, a $10.6 million non-cash charge is reflected in general and administrative expenses in our 2002 income statement.

     We have completed the process of evaluating the impact of Statement No. 143, "Accounting for Asset Retirement Obligations," and we do not expect this statement to have a material impact on our financial position or results of operations upon its adoption in 2003.

     Effective January 1, 2002 we adopted Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"; the adoption of this statement did not have a material impact to our financial position or results of operations. In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement provides for the rescissions or amendment of certain previously issued accounting standards. The various provisions of this standard are effective for either 2002 or 2003. Also during the quarter ended June 30, 2002, Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued and is effective for activities initiated after December 31, 2002. We do not expect Statement No. 145 or No. 146 to have a material impact on our financial position or results of operations upon their adoption in 2003.

     In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions," which applies to all acquisitions of financial institutions except those between two or more mutual enterprises. Statement No. 147 has no impact on our financial statements.

     In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure - an Amendment of FASB Statement No. 123," to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. Statement No. 148 also requires disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement No. 148 are effective for fiscal years ending after December 15, 2002, and the disclosure provisions have been applied in our 2002 financial statements. We will implement the interim disclosure provisions in first quarter 2003.

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on existing disclosure requirements for most guarantees including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the Company must recognize an additional liability for the fair value or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, the disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has fully implemented the disclosure requirements of FIN 45 and will adopt the additional provisions for all qualifying transactions entered into after December 31, 2002.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN 46 addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as "special purpose entities." Companies are required to apply the provision of FIN 46 prospectively for all variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. All interests acquired before February 1, 2003 must follow the new rules in accounting periods beginning after June 15, 2003. FIN 46 is expected to have no impact on our consolidated results of operations or financial position.

Financial Instruments

     As we do not have any derivatives, the carrying values of all financial instruments, excluding fixed-rate borrowings, approximate their estimated fair values. At December 31, 2001 and 2002, $50.1 million of our long-term borrowings accrue interest at fixed rates. Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, the fair value of these borrowings was $49.8 million and $49.5 million at December 31, 2001 and 2002, respectively.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Geographic Concentration of Risk

                                                                      Exhibit 13


     Our property management operations are concentrated in the states of Colorado, Hawaii and Florida. For the year ended December 31, 2002, Colorado, Hawaii and Florida accounted for 11%, 28% and 31%, respectively, of our consolidated revenues.

NOTE 3 - NOTE RECEIVABLE

     During 1998, we formalized a $4.0 million promissory note resulting from cash advances to a primary stockholder of a predecessor company who is no longer an affiliate of ResortQuest. On February 16, 2000, this Note was restructured in order to provide for additional collateral. At this time, certain management fee receivables and accrued interest of approximately $1.1 million were also aggregated into a separate note (collectively, the "Notes"). The Notes are collateralized by certain real estate held by the stockholder and bear interest at 1/2% below the prime rate of interest, but not less than 6% and not more than 10%. The remaining balance on the $1.1 million note plus accrued interest was paid in full during 2001. Interest payments under the $4.0 million note are due every January and July 1st, with the principal balance recorded in Other assets in the accompanying consolidated balance sheets being due in full on May 25, 2008. To date, all interest payments due under the restructured terms of the Notes have been received.

NOTE 4 - UNUSUAL ITEMS AND OTHER CHARGES

     General and administrative expenses for 2001 include $4.7 million of items that management considers as unusual items and other charges. These charges include a $1.5 million non-cash write-down of certain previously released First Resort Software versions, a $1.3 million non-cash write-off of deferred acquisition costs related to acquisition candidates that will no longer be pursued, $1.6 million in employee-related and other cash charges and $303,000 in non-cash items primarily related to the write-off of miscellaneous receivables.

     General and administrative expenses for 2002 include $15.1 million of items that management considers as unusual items and other charges. These charges include a $10.6 million non-cash write-down of certain capitalized software development costs and intangibles related to the Company's vacation rental management software, First Resort Software, $2.6 million in severance and employee-related charges, $1.1 million in professional fees and expenses related to a study to explore financing and strategic growth alternatives and an offer to acquire the Company that was determined by the Board, after appropriate review, not to be in the best interests of the Company and its shareholders, and $760,000 of other charges related to property and office closings and consolidations. The $10.6 million write-down relates to the Company's change in strategy that included a redefinition of its target market for First Resort Software. Prior to this strategy shift, the latest version of First Resort Software was being designed to meet the needs of essentially all companies in our industry. The new strategy is to focus on the needs of small to medium-sized property management companies, which make up the majority of the industry. This change necessitated a write-down of certain capitalized development costs and intangibles related to the software as recorded on the Company's balance sheet. The severance and employee-related charges primarily relate to the fourth quarter senior management changes and the majority of these costs will be paid out over the next three years. The property and office closings include the closing of Shoreline Properties in Ohio and the consolidation and closings of offices in Dillon, Lafayette, and Basalt, Colorado; Memphis, Tennessee; and Hilton Head, South Carolina. The Company will realize significant payroll and lease expense savings through these consolidations.

The following table summarizes all activities and positions related to the unusual items and other charges (in thousands):

                                                            Office
                              Employee                    Closings        Deferred       Deferred
                               Related       Software    and Other     Acquisition    Transaction
                                 Items    Development        Misc.           Costs          Costs       Total
                                 -----    -----------        -----           -----          -----       -----
2001 expense                   $ 1,566       $  1,488        $ 303         $ 1,320        $    --    $  4,677
Less: non cash charges              --         (1,488)        (303)         (1,320)            --      (3,111)
Less: cash payments             (1,292)            --           --              --             --      (1,292)
                               -------       --------        -----         -------        -------    --------
Accrual at December 31, 2001       274             --           --              --             --         274

2002 expense                     2,661         10,594          759               -          1,053      15,067
Less: non cash charges               -        (10,594)        (112)              -              -     (10,706)
Less: cash payments               (955)             -          (37)              -         (1,053)     (2,045)
                               -------       --------        -----         -------        -------    --------
Accrual at December 31, 2002     1,980             --          610              --             --       2,590
                               -------       --------        -----         -------        -------    --------
Less: current portion           (1,006)            --         (187)             --             --      (1,193)
                               -------       --------        -----         -------        -------    --------
Long-term portion of accrual   $   974       $     --        $ 423         $    --        $    --    $  1,397
                               =======       ========        =====         =======        =======    ========


NOTE 5 - SUPPLEMENTAL FINANCIAL INFORMATION

Trade and other receivables, net consisted of the following:

                                                                      Exhibit 13


                                                        As of December 31,
(in thousands)                                           2001        2002
                                                      -------      ------
Receivables from managed properties                   $ 3,009      $2,972
Income tax receivables                                  4,976          37
All other receivables                                   3,045       3,489
                                                      -------      ------
  Total                                                11,030       6,498
Less - allowance for doubtful accounts                   (489)       (657)
                                                      -------      ------
                                                      $10,541      $5,841
                                                      =======      ======

Other current assets consisted of the following:

                                                           As of December 31,
(in thousands)                                              2001        2002
                                                         -------      ------
Inventories                                               $2,860      $2,984
Prepaid expenses                                           2,460      $1,490
Other                                                        743         333
                                                          ------      ------
                                                          $6,063      $4,807
                                                          ======      ======

Property, equipment and software, net consisted of the following:

                                      Estimated Useful        As of December 31,
(in thousands)                           Life in Years         2001        2002
                                      ----------------     --------     -------
Land and improvements                                      $  2,407     $ 2,706
Building and improvements                      15-30          7,821       7,707
Leasehold improvements                          5-30          3,973       3,890
Furniture, fixtures and equipment               3-10         14,780      17,687
Vehicles                                        5- 7          2,814       2,465
Software and web development                    3-10         19,987      17,077
Leased property                                 3- 7          1,272         949
                                                           --------     -------
  Total                                                      53,054      52,481
Less - accumulated depreciation                             (13,545)    (18,381)
                                                           --------     -------
                                                           $ 39,509     $34,100
                                                           ========     =======

Accounts payable and accrued liabilities consisted of the following:

                                                          As of December 31,
(in thousands)                                             2001        2002
                                                        -------     -------
Accounts payable                                        $ 6,098     $ 5,765
Accrued payroll                                           5,345       6,416
Other accrued liabilities                                 2,855       2,447
                                                        -------     -------
                                                        $14,298     $14,628
                                                        =======     =======

Supplemental cash flow information is as follows:

                                                                       Years Ended December 31,
(in thousands)                                                     2000        2001       2002
                                                                -------    --------   --------
Supplemental disclosure of cash flow information
  Cash paid for interest                                        $ 6,028    $  5,688   $  6,827
                                                                =======    ========   ========
  Cash paid for income taxes                                    $ 5,919    $  1,846   $     82
                                                                =======    ========   ========
Supplemental disclosure of non-cash flow information
  Capital lease obligations                                     $   674    $    360   $     --
                                                                =======    ========   ========
  Common stock portion of acquisitions                          $   989    $  1,668   $     --
                                                                =======    ========   ========


NOTE 6 - LONG-TERM DEBT

     On January 22, 2001, we replaced our existing Credit Facility that was to expire on May 26, 2001 with a similar facility that expires on January 22, 2004. Due to the events of September 11th, on October 30, 2001, we amended the Credit Facility to modify the restrictive covenants to allow more flexibility for us under this debt agreement through the end of 2002. The amendment also allowed for up to a 100 basis point increase to our interest rate based on certain financial ratios. Subject

                                                                      Exhibit 13


to certain limitations, the Credit Facility may be used to borrow up to $40 million for capital expenditures and for general corporate purposes. Available borrowings are reduced by open letters of credit. The credit agreement requires us to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. Interest on outstanding balances of the Credit Facility is computed at our election, on the basis of either the Prime Rate or the Eurodollar Rate, as defined, plus a margin of 2.0% up to 3.0% based on the amendment discussed above. At December 31, 2002, the weighted average interest rate on the $25.0 million in outstanding indebtedness was 4.57%. Availability fees are 0.5% per annum and are payable on the unused portion of the Credit Facility. Interest and availability fees are payable monthly.

     On June 16, 1999, we issued $50 million of Senior Notes, due June 2004, in connection with a note purchase agreement. On October 30, 2001, we also amended the Senior Notes to modify the restrictive covenants through the end of 2002 to allow more flexibility for us under this debt agreement. The amendment also allowed for up to a 100 basis point increase to our interest rate based on certain financial ratios. At December 31, 2002, the interest rate on the Senior Notes was 10.06%. The note purchase agreement contains loan covenants substantially similar to those of the credit agreement under the Credit Facility and has prepayment restrictions. Interest is payable quarterly.

     The Credit Facility is secured pari passu to the Senior Notes by substantially all of our assets, including the stock of our significant subsidiaries, as defined. Due to the unusual items and other charges recorded during the fourth quarter of 2002, we were not in compliance with certain covenants related to our Credit Facility and Senior Notes. During March 2003 we finalized an amendment to our borrowing agreements to bring us into compliance which required us to pay a 1.4% amendment fee approximating $1.3 million. The amendment will allow more flexibility for us under the debt agreement through the end of 2003. Management is currently in discussions to refinance all outstanding borrowings during 2003. There is no assurance that we will be able to refinance these borrowings and significant changes to the current terms, such as interest rates and restrictive covenants, may result from any refinancing.

                                                                      Exhibit 13


Long-term debt consisted of the following:

                                                                                   As of December 31,
(in thousands)                                                                       2001       2002
                                                                                  -------    -------
Senior Notes                                                                      $50,000    $50,000
Credit Facility                                                                    28,600     25,045
Various notes with banks, secured by certain assets, at interest rates
  ranging from 1.9% to 10.0%, due between March 2002 through December 2003             71         15
Capital lease obligations                                                             295         79
                                                                                  -------    -------
  Total                                                                            78,966     75,139
Less - current maturities                                                            (322)       (94)
                                                                                  -------    -------
Long-term debt, net of current maturities                                         $78,644    $75,045
                                                                                  =======    =======

Annual maturities of long-term debt are: 2003, $94,000; 2004, $75.0 million; and none thereafter.


NOTE 7 - OPERATING LEASES

     ResortQuest has entered into non-cancelable operating leases for equipment, operating space, office space, hotel properties and individual condominium units within its managed properties. At December 31, 2002, future minimum lease commitments under non-cancelable operating leases are as follows:

(in thousands)                          Years Ended December 31,
                                        ------------------------
2003                                                    $ 7,465
2004                                                      6,271
2005                                                      5,756
2006                                                      4,876
2007                                                      3,404
Thereafter                                               13,411
                                                        -------
                                                        $41,183
                                                        =======

     Under terms of the leases, ResortQuest is generally required to pay all taxes, insurance and maintenance. Rent expense for 2000, 2001 and 2002 was approximately $5.9 million, $7.2 million and $7.6 million, respectively.

     In conjunction with certain acquisitions, ResortQuest entered into several lease agreements with certain former owners, that have also served on the Company's Board of Directors at some point in the past three years, for the use of office space and facilities. Lease payments made to these former owners during 2000, 2001 and 2002 were approximately $410,000, $433,000 and $231.000, respectively.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Guarantees

     Certain of our management agreements in Hawaii contain provisions for guaranteed levels of returns to owners. These agreements also contain force majeure clauses to protect the Company from forces or occurrences beyond the control of management. During 2000, 2001 and 2002, ResortQuest made payments in excess of the management fees earned on these guaranteed agreements of $390,000, $704,000 and $334,000, respectively.

Acquisition Indemnification

     Subject to certain limitations, pursuant to the Agreement and Plan of Organization entered into by and between each acquired entity and ResortQuest (each an "Agreement"), the stockholders of each acquired entity have indemnified ResortQuest against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses as a result of or arising from any breach of the representations and warranties in the Agreement, any liability under the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act") or other federal or state law or regulation arising out of or based upon any untrue statement of a material fact relating solely to an acquired entity or the stockholders and certain other identified claims or litigation.

     In addition, pursuant to each Agreement and subject to certain limitations, ResortQuest agreed to indemnify the stockholders against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incurred by the stockholders as a result of or arising from any breach by ResortQuest or of its representations and warranties in the Agreement, any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact

                                                                      Exhibit 13


relating to ResortQuest or any of the acquired entities contained in certain filings with the Securities and Exchange Commission or the matters described in the schedules to the Agreement relating to guarantees.

     ResortQuest is not aware of any events that have or could have caused any party to act under such indemnification under any of the Agreements during the periods presented in the accompanying consolidated financial statements.

Litigation

     On May 26, 2000, Hotel Corp. of the Pacific, Inc., a wholly-owned subsidiary of ResortQuest International doing business as Aston Hotels & Resorts, instituted legal proceedings in the Circuit Court for the First Circuit of Hawaii against Andre S. Tatibouet, the then president of Hotel Corp. This action arose out of a document styled "Cooperation Agreement" that was signed by Andre S. Tatibouet, purporting to act on behalf of Hotel Corp., on the one hand, with Cendant Global Services B.V. and Aston Hotels & Resorts International, Inc., on the other hand. The Cooperation Agreement contains several provisions that are detrimental to Hotel Corp., including provisions purporting to transfer certain intellectual property and limit certain intellectual property rights held by Hotel Corp. Monetary damages for breach of fiduciary duty, fraud, and negligent misrepresentation were sought by Hotel Corp. By order of the Circuit Court, the claims asserted by Hotel Corp. in the lawsuit were consolidated with an arbitration demand, filed with the American Arbitration Association by Mr. Tatibouet, in which he alleged various breaches of his employment agreement with Hotel Corp.

     The arbitration hearing took place in September 2001, where Mr. Tatibouet claimed damages of approximately $17.5 million and ResortQuest claimed damages of approximately $4.7 million. On March 14, 2002, the arbitration panel issued its Reasoned Opinion and Final Award. The panel concluded that Mr. Tatibouet had breached his fiduciary duty to Hotel Corp. and awarded Hotel Corp. $55,559 related to the reimbursement of certain legal expenses. The panel denied all of Mr. Tatibouet's claims and requests for damages as well as declaratory and other relief.

     On May 26, 2000, ResortQuest International and Hotel Corp. brought an action in the Circuit Court for the First Circuit of Hawaii against Cendant Corporation, Aston Hotels & Resort International Inc. and Cendant Global Services B.V ("Defendants") seeking damages for breach of contract against Cendant, and the equitable remedies or rescission and replevin. This action arose out of Mr. Andre S. Tatibouet's purported negotiation on behalf of Hotel Corp. of the Pacific, Inc., a subsidiary of ResortQuest International, of a document styled Cooperation Agreement.

     ResortQuest and Cendant entered into an amended Cooperation Agreement on July 15, 2002. As a result of the execution of that agreement, on July 15, 2002 ResortQuest moved to dismiss its court action against Defendants by filing a stipulation for complete dismissal with prejudice as to all claims and parties.

     We are also involved in various legal actions arising in the ordinary course of our business. We do not believe that any of the remaining actions will have a material adverse effect on our business, financial condition or results of operations.

Insurance

     ResortQuest carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying consolidated financial statements.

                                                                      Exhibit 13


Employee Health Insurance

     We introduced a national healthcare plan on August 1, 2000 for all domestic team members. The plan provides a broad spectrum of healthcare choices for all full-time team members to select the coverage that best suits their needs. The plan includes medical, dental, vision, life, AD&D, LTD and voluntary life insurance coverages. The employee medical and dental coverages are self-insured by the Company. All self-insurance reserves include accruals of estimated settlements for known claims, as well as accruals for estimates of incurred, but not reported claims. These estimates are based on industry claim factors provided by a plan administrator. Though changes in cost assumptions, as well as changes in actual experience, could cause these estimates to change significantly in the near term, the Company maintains stop loss insurance to minimize the effect of large claims on its financial results. During 2000, 2001 and 2002, the Company incurred $540,000, $3.5 million, and $2.3 million, respectively, in expenses related to this self-insured plan.

Workers' Compensation Insurance

     We introduced a self-insured workers' compensation insurance plan on December 1, 2000 for most domestic team members. Previous coverage was provided through full premium-based policies. Team members in certain locations remain covered under these premium-based policies. All self-insurance reserves include accruals of estimated settlements for known claims, as well as accruals for estimates of incurred, but not reported claims. These estimates are based on industry claim factors provided by a plan administrator. Though changes in cost assumptions, as well as changes in actual experience, could cause these estimates to change significantly in the near term, the Company maintains stop loss insurance to minimize the effect of large claims on its financial results. During 2000, 2001 and 2002, the Company incurred $92,000, $1.0 million and $1.2 million, respectively, in expense related to this self-insured plan.

Benefit Plans

     On April 1, 1999, we established a 401(k) profit sharing plan that covers all domestic team members and all pre-existing plans were merged into this plan. The plan permits employees to defer from 1% to 20% of eligible earnings, the Company matches 50% of the first 6% of employee contributions, and employee vesting in Company matching contributions occurs over a three-year period. During 2000, 2001 and 2002, the Company incurred $424,000, $633,000 and
$617,000, respectively, in expense related to this plan.

Employment Agreements

     We have entered into non-compete agreements with many of the former owners of the companies that now comprise ResortQuest. These non-compete agreements are generally three to five years in length effective the day the operations are merged with ResortQuest. Additionally, we have entered into employment agreements with many of these former owners, all senior corporate officers and several key employees. Among other things, these agreements allow for severance payments and some include acceleration of stock option awards upon a change in control of ResortQuest, as defined under the agreements. At December 31, 2002, the maximum amount of compensation that would be payable under all agreements if a change in control occurred without prior written notice would be approximately $4.3 million.

NOTE 9 - STOCKHOLDERS' EQUITY

Common Stock

     ResortQuest is authorized to issue 50.0 million shares of common stock. At December 31, 2001, ResortQuest had 19,243,249 shares of common stock issued and outstanding (16,938,033 shares of common stock and 2,305,216 shares of restricted common stock). At December 31, 2002, ResortQuest had 19,251,749 shares of common stock issued and outstanding (17,052,960 shares of common stock and 2,198,789 shares of restricted common stock). The common stock and restricted common stock are identical except that the holders of restricted common stock are only entitled to one-half of one vote for each share on all matters.

     We have registered 8.0 million shares of common stock through various shelf registration statement filings. As of December 31, 2001 and 2002, we had issued 3,289,487 shares under these shelf registration statements in connection with acquisitions.

Preferred Stock

     ResortQuest's authorized capital includes 10.0 million shares of undesignated preferred stock with a $0.01 par value. On February 25, 1999, our Board of Directors adopted a stockholder rights plan designed to protect our stockholders in the event of takeover action that would deny them the full value of their investment. Under this plan, a dividend distribution of one right for each share of common stock was declared to holders of record at the close of business on March 15, 1999. The rights will also attach to common stock issued after March 15, 1999. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15% or more of our voting stock, or if a party announces an offer to acquire 15% or more of our voting stock. The rights will expire on March 15, 2009. Each right will entitle the holder to buy

                                                                      Exhibit 13


one one-hundredth of a share of a new series of preferred stock at a price of $87.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either our stock or shares in an "acquiring entity" at half of the then current market value of our common stock. We generally will be entitled to redeem the rights at $0.01 per right at any time until the date on which a 15% position in our voting stock is acquired by any person or group.

NOTE 10 - STOCK OPTIONS

      Options granted under our Long-Term Incentive Plan (the "Incentive Plan") vest annually and ratably over a period from three to four years after the date of grant and expire five to ten years after the grant date. ResortQuest has reserved 15% of outstanding authorized common stock for use in connection with the Incentive Plan and also provides for the issuance of stock appreciation rights, restricted or deferred stock, dividend equivalents, bonus shares and awards in lieu of our obligations to pay cash compensation, non-employee directors' deferred shares or other awards. The value of the options is based in whole or in part upon the value of the common stock.

A summary of ResortQuest's stock option transactions is as follows:

                                 Weighted                                Common
                                  Average                                 Stock
                                 Exercise               Options       Available
                                    Price           Outstanding       For Grant
                                 --------           -----------      ----------
Balance - December 31, 1999        $10.26             2,409,612         397,705
  Approval of new options             n/a                    --          40,919
  Granted                            5.35               603,900        (603,900)
  Cancelled                         10.23              (337,424)        337,424
                                   ------             ---------      ----------
Balance - December 31, 2000        $ 9.14             2,676,088         172,148
  Approval of new options             n/a                    --          38,251
  Granted                            6.46               241,499        (241,499)
  Exercised                          8.73               (29,476)         29,476
  Cancelled                         10.52              (154,589)        154,589
                                   ------             ---------      ----------
Balance - December 31, 2001        $ 8.88             2,733,522         152,965
  Approval of new options             n/a                    --           1,275
  Granted                            3.97               420,500        (420,500)
  Exercised                          5.74                (8,500)          8,500
  Cancelled                          9.61            (1,227,663)      1,227,663
                                   ------            ----------      ----------
Balance - December 31, 2002        $ 7.34             1,917,859         969,903
                                   ======            ==========      ==========

     On October 28, 2002 the Company filed on Form SC TO-I a tender offer statement under section 13(e)(4) of the Securities and Exchange Act of 1934. This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding under the ResortQuest International, Inc.'s Amended and Restated 1998 Long-Term Incentive Plan having an exercise price greater than $5.99 and held by its employees and directors, other than its executive officers, for new options, to purchase shares of Common Stock to be granted under the Plan, upon the terms and subject to the conditions described in the tender offer to exchange. The number of shares of Common Stock subject to the new options will be equal to a percentage of the number of share of common stock subject to the options tendered and accepted for exchange. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange. Options tendered for exchange during 2002 were 1,199,930 and are reflected as cancelled shares in the above table. The Company expects to issue 340,065 new options in May 2003 at the then market price in exchange for the options tendered.

     The weighted average fair value of options granted by ResortQuest for 2000, 2001 and 2002 was $2.76, $4.05 and $2.36, respectively. Assumptions included an average risk-free interest rate ranging from 2.6% to 6.8%; an average expected life of 2.6 to 4.0 years; a volatility factor of 40.4% to 84.3%; and no dividends. At December 31, 2002, there were 1,446,978 exercisable stock options outstanding with exercise prices that range from $3.60 to $16.00 with a weighted average exercise price of $8.18 and a weighted average remaining contractual life of 4.0 years.

     The following table summarizes information about all stock options outstanding at December 31, 2002:

                                                                           Weighted Average
                                                                    -------------------------------
                                                       Number              Remaining       Exercise
                        Exercise Price            Outstanding       Contractual Life          Price
                       ---------------            -----------       ----------------       --------
                       $ 3.60 - $ 4.94                803,748              3.6 years         $ 4.15
                         5.06 -  10.06                468,196              2.6 years           7.70
                        11.00 -  16.00                645,915              5.3 years          11.05
                       ---------------              ---------              ---------         ------
                       $ 3.60 - $16.00              1,917,859              3.9 years         $ 7.34
                       ===============              =========              =========         ======


NOTE 11 - INCOME TAXES

                                                                      Exhibit 13


     The income tax provision, including the $1.9 million benefit on the cumulative effect of a change in accounting principle, consisted of the following:

                                             Years Ended December 31,
(in thousands)                              2000      2001      2002
                                          ------    ------   -------
Current
  Federal                                 $3,136   $(2,585)  $(1,346)
  State                                      965      (136)     (465)
Deferred
  Federal                                  3,401     4,638    (1,676)
  State                                      355       411      (212)
                                          ------   -------   -------
Total                                     $7,857   $ 2,328   $(3,699)
                                          ======   =======   =======

     The difference between the statutory federal income tax rate and the effective income tax rate expressed as a percentage of income before income taxes, excluding the cumulative effect of a change in accounting principle, was as follows:

                                                              Years Ended December 31,
                                                             2000      2001      2002
                                                             ----      ----      ----
Federal statutory rate                                       35.0%     34.0%     34.0%
State and foreign income taxes, net of federal benefit        3.6       4.3       4.2
Goodwill and other permanent items                            9.8      44.7     (19.2)
Adjustments to estimated income tax accruals                 (3.4)    (23.8)      1.4
                                                             ----      ----      ----
Effective income tax rate                                    45.0%     59.2%     20.4%
                                                             ====      ====      ====

     The tax effects of temporary differences that give rise to significant portions of our deferred tax assets and liabilities were as follows:

                                                              As of December 31,
(in thousands)                                           2001              2002
                                                     --------          --------
Deferred tax assets:
  Claims and other reserves                          $    731          $    724
  Federal net operating losses                             --             5,923
  State net operating losses                              710               981
  Other                                                   137               386
                                                     --------          --------
    Total deferred tax assets                        $  1,578          $  8,014
                                                     ========          ========
Deferred tax liabilities:
  Deductible goodwill amortization                   $ (3,127)         $ (5,339)
  Basis difference on fixed assets                     (6,480)           (4,650)
  Other                                                    --              (170)
                                                     --------          --------
    Total deferred tax liabilities                     (9,607)          (10,159)
                                                     --------          --------
      Net deferred tax liabilities                   $ (8,029)         $ (2,145)
                                                     ========          ========

NOTE 12 - EARNINGS PER SHARE

      In accordance with the provisions of Statement No. 128, "Earnings Per Share," we compute our basic earnings per share by dividing Net income by the number of weighted average common shares outstanding during the year. Our Diluted earnings per share is computed by dividing Net income by the number of weighted average common stock equivalents outstanding during the year. Common stock equivalents consisted solely of stock options outstanding under our Incentive Plan (see Note 10). Stock options with an exercise price greater than the market price are considered anti-dilutive and are not included in the common stock equivalent calculation. The anti-dilutive options were 2,172,588 for 2000; 1,878,737 for 2001, and 1,104,111 for 2002. Common stock equivalents are not considered in the diluted share calculation for periods where a net loss is recorded. The following summarizes the weighted average shares:

                                                                              Years Ended December 31,
                                                                 2000            2001            2002
                                                           ----------      ----------      ----------
Basic weighted average common shares outstanding           18,962,752      19,167,203      19,248,828
Effect of dilutive securities - stock options                  54,919         175,616         121,266
                                                           ----------      ----------      ----------
Diluted weighted average common shares outstanding         19,017,671      19,342,819      19,370,094
                                                           ==========      ==========      ==========

NOTE 13 - SEGMENT REPORTING

                                                                      Exhibit 13



     With the quarter ended March 31, 2003, the Company's management began allocating all corporate revenues, expenses and assets to each of the Company's property management and First Resort Software operations. The Corporate balances are being allocated prorata to each operation based on total revenues. We believe that this allocation method is the most appropriate given the nature of our operations. This change was made as the Company began the relocation of its corporate headquarters to Destin, Florida and due to the continued centralization of support functions for all operations. Based on this change, the Company has two reportable segments. Prior to this change, corporate revenues, expenses and assets were not allocated to the Property Management segment. The following table presents the revenues, operating income and assets of our reportable segments as conformed to this new presentation as if the allocation change had been made effective January 1, 2000:

                                                    Years Ended December 31,
(in thousands)                               2000         2001         2002
                                         --------     --------     --------
Revenues
  Property management                    $179,928     $189,968     $187,504
  First Resort Software                     3,333        2,987        2,737
                                         --------     --------     --------
                                         $183,261     $192,955     $190,241
                                         ========     ========     ========
Operating income
  Property management                    $ 22,123     $ 10,880     $  8,895
  First Resort Software                       154       (2,304)     (11,714)
                                         --------     --------     --------
                                         $ 22,277     $  8,576     $ (2,819)
                                         ========     ========     ========
Assets
  Property management                                 $290,214     $267,921
  First Resort Software                                 14,060        5,632
                                                      --------     --------
                                                      $304,274     $273,553
                                                      ========     ========


NOTE 14 - RELATED-PARTY TRANSACTIONS

     During 2000 and 2001, ResortQuest had significant transactions with three related parties and their affiliates, who had served the Company as directors. During 2002, ResortQuest had significant transactions with two related parties and their affiliates, a current director and the former owner of Aston Hotels & Resorts ("Former Owner").

     ResortQuest has consulting and management agreements with related parties that includes assistance in operations, identifying acquisitions and involvement in local and governmental affairs. During 2000, 2001 and 2002, we incurred $215,000, $312,000 and $178,000, respectively, relative to these consulting agreements.

     ResortQuest receives sales commissions for selling properties developed by a related party and his affiliates. These net commissions approximated $1.5 million and $1.4 million during 2000 and 2001, respectively.

     ResortQuest entered into numerous transactions with the Former Owner and his affiliates. ResortQuest provides management and centralized services (cooperative sales and marketing, reservations, accounting services and other reimbursements) for four hotels, two of which are owned by the Former Owner and two of which are managed for an affiliate of the Former Owner. The management fees charged to these hotels approximated $1.1 million, $1.2 million and $809,000 in 2000, 2001 and 2002, respectively. Additionally, ResortQuest provides administrative services to AST International LLC, a company that is controlled by the Former Owner. Related to these services, we recognized $42,000, $29,000 and $11,000 of revenue during 2000, 2001 and 2002, respectively.

     ResortQuest provides consulting and management services to entities owned by a former director. During 2000 and 2001, we received $368,000 and $216,000, respectively, relative to these consulting agreements. ResortQuest also manages vacation properties pursuant to its standard management agreement that are owned or co-owned by related parties and employees of the Company.

                                                                      Exhibit 13


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ResortQuest International, Inc.
  Memphis, Tennessee

     We have audited the accompanying consolidated balance sheet of ResortQuest International, Inc. and subsidiaries ("the Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of ResortQuest International, Inc. as of December 31, 2001, and for the years ended December 31, 2001 and 2000, before certain revisions described in Note 2 and
Note 13, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 19, 2002.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2002 consolidated financial statements present fairly, in all material respects, the financial position of ResortQuest International, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     As discussed above, the consolidated financial statements of ResortQuest International, Inc. as of December 31, 2001, and the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. As described in Note 2, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to such disclosures in Note 2 with respect to 2001 and 2000 included (i) comparing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing goodwill amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company's underlying analysis obtained from management, and
(ii) testing the mathematical accuracy of the reconciliation of reported net income to adjusted net income, and the related per-share amounts. In our opinion, the disclosures discussed for 2001 and 2000 in Note 2 are appropriate. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

     Additionally, as also described in Note 2, the 2001 and 2000 consolidated financial statements have been revised to include the comparative reclassification adjustments resulting from the Company's adoption of the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") Consensus No. 01-14, Income Statement Characterization of Reimbursements Received for `Out of Pocket' Expenses Incurred, that was effective January 1, 2002. We audited the adjustments that were applied to restate the 2001 and 2000 other revenue from managed entities and other expenses from managed entities reflected in the 2001 and 2000 consolidated statements of operations. Our procedures included (i) agreeing the adjusted amounts of other revenues from managed entities and other expenses from managed entities to the Company's underlying accounting records obtained from management, and (ii) testing the mathematical accuracy and validity of these underlying accounting records. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

     As described in Note 13, the Company changed the composition of its reportable segments in 2003, and the amounts disclosed in the 2002, 2001 and 2000 audited financial statements relating to reportable segments have been restated to conform to the 2003 composition of reportable segments. We audited the adjustments that were applied to the restated disclosures for reportable segments reflected in the 2001 and 2000 financial statements. Our procedures included (i) comparing the adjustment amounts of segment revenues, operating income, and assets to the Company's underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

     As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP

Memphis, Tennessee,
March 19, 2003, except for Note 13,
for which the date is September 17, 2003

                                                                      Exhibit 13


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of ResortQuest International, Inc.:

     We have audited the accompanying consolidated balance sheets of ResortQuest International, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2001, and 2000, and the related consolidated Statements of Operations, changes in stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ResortQuest International, Inc. and subsidiaries, as of December 31, 2001, and 2000, the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Memphis, Tennessee,
February 19, 2002.


EXPLANATORY NOTE REGARDING REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     On May 29, 2002, ResortQuest International, Inc. decided to terminate Arthur Andersen LLP as the Company's independent auditor and engaged Deloitte & Touche LLP to serve as its independent auditors for the year ending December 31, 2002. More information regarding ResortQuest International, Inc.'s change in independent auditors is contained in a current report on Form 8-K filed with the SEC on May 31, 2002.

     We could not obtain permission of Arthur Andersen LLP to the inclusion in this Annual Report and on Form 10-K of their Independent Auditors Report. Accordingly, the Arthur Andersen LLP Independent Auditors Report herein is merely reproduced from ResortQuest International, Inc.'s Annual Report and Form 10-K for the year ended December 31, 2001 (although the consolidated balance sheet as of December 31, 2000 and the consolidated Statements of Operations, changes in shareholder's equity, and cash flows for the year ended December 31, 1999 referred to in that report are not included herein) and does not include the manual signature of Arthur Andersen LLP. The conviction of our former independent auditors, Arthur Andersen LLP, on federal obstruction of justice charges may adversely affect Arthur Andersen LLP's ability to satisfy any claims arising from the provision of auditing services to us and may impede our access to the capital markets.